Exhibit 99.1

SemGroup Energy Partners, L.P. Announces Pricing of Public Offering

Tulsa, Okla. – February 13, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced the pricing of 6,000,000 of its common units representing limited partner interests at $23.90 per unit. The underwriters have been granted a 30-day over-allotment option to purchase up to 900,000 additional common units. The offering is expected to close on or about February 20, 2008.

The net proceeds from this offering will be used to partially fund the previously announced acquisition of 46 U.S. liquid asphalt cement and residual fuel oil terminalling and storage facilities with an aggregate shell capacity of approximately 6.6 million barrels from SemMaterials, L.P., which is a subsidiary of privately owned SemGroup, L.P. (“SemGroup”), which indirectly owns SemGroup Energy Partners’ general partner.

Upon conclusion of the offering, the public will own approximately 60.6 percent of the outstanding equity of SemGroup Energy Partners, or approximately 61.6 percent if the underwriters exercise their over-allotment option in full. SemGroup will indirectly own the remaining equity interests in SemGroup Energy Partners.

Citi and Lehman Brothers acted as joint bookrunning managers for the offering. In addition, Goldman, Sachs & Co., Merrill Lynch & Co., UBS Investment Bank, Wachovia Securities, JPMorgan, Raymond James, RBC Capital Markets and Sanders Morris Harris acted as co-managers for the offering.

A copy of the final prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220, phone: 718-765- 6732; or Lehman Brothers, c/o Broadridge Integrated Distribution Services, Inc., 1155 Long Island Avenue, Edgewood, NY 11717, via fax at 631-254-7140 or via e-mail at qiana.smith@broadridge.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.

About SemGroup Energy Partners, L.P.

SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil gathering and transportation and terminalling and storage services primarily in its core operating areas in Oklahoma, Kansas and Texas. A subsidiary of SemGroup is the general partner of SemGroup Energy Partners. SemGroup Energy Partners owns and operates crude oil terminalling and storage facilities with approximately 6.7 million barrels of storage capacity, including approximately 4.8 million barrels of storage capacity located at the Cushing Interchange, two pipeline systems consisting of approximately 1,150 miles of pipeline, and tanker trucks used to gather oil at remote wellhead locations generally not covered by pipeline and gathering systems. SemGroup Energy Partners is based in Tulsa, Oklahoma.

Forward-Looking Statements

Statements about the offering are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the SemGroup Energy Partners’ control, and a variety of risks that could cause results to differ materially from those expected by management of SemGroup or SemGroup Energy Partners. SemGroup Energy Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com

SemGroup Media Contact:
Susan Dornblaser
Phone: 918.524.8365
Email: sdornblaser@semgrouplp.com